                                                                    EXHIBIT 99.4



                               VOTING AGREEMENT



         This  Voting Agreement is made this ___ day of October,  1996,  between
Seafield  Capital   Corporation,   a  Missouri   corporation   ("Seafield")  and
_____________________________("Shareholder").

         WHEREAS, the Shareholder is a substantial shareholder of Response Oncology, Inc., a Tennessee corporation ("Response"), owning approximately ________ shares of Response Common Stock which constitutes ____% of all issued and outstanding shares of Response Common Stock; and

         WHEREAS, Response has requested that Seafield loan to Response $23.5 Million (the "Loan") on terms and conditions set forth in the Adjustable Rate Convertible Note (the "Note"), the Loan Agreement (the "Loan Agreement") and the other loan documents, copies of which are attached hereto as Exhibit A; and

         WHEREAS, the Shareholder, as a shareholder of Response, has joined in the request to Seafield for the Loan because receipt of the proceeds of the Loan will further the interests of Response and therefore the interests of the Shareholder as a Response shareholder; and

         WHEREAS, Seafield is willing to make the Loan to Response subject to the provisions of the Note, the Loan Agreement and the other loan documents, all attached as Exhibit A and the undertaking by the Shareholder to vote and hold shares of Response Common Stock as herein provided;

         WHEREAS, the Shareholder is willing to enter into and consummate this Voting Agreement in order to induce Seafield to make the Loan;

         NOW, THEREFORE, in consideration of the premises and in order to induce Seafield to make the Loan to Response, the Shareholder agrees with Seafield as follows:

         1. Definitions. Capitalized terms used in this Voting Agreement which are not defined herein shall have the meanings ascribed to them in the Note or the Loan Agreement.

         2. Agreement as to Voting. In the event Seafield proposes a Recapitalization Plan, the Shareholder agrees to vote or cause to be voted in favor of the Recapitalization Plan all shares of Response Common Stock as to which the Shareholder has directly or indirectly (including without limitation through entities or relationships which are controlled by the Shareholder) the right or power to vote.

         3. Representations. The Shareholder represents and warrants to Seafield that he owns of record _____________ shares of Response Common Stock and has the right directly or indirectly to vote or cause the voting of not fewer than an additional ___________ shares of Response Common Stock.

         4. Restriction on Transfer. The Shareholder agrees not to sell, convey, transfer, or otherwise dispose of any shares of Response Common Stock, or any interest therein, which are owned of record or beneficially by the Shareholder on the date hereof or are hereafter acquired, and the Shareholder agrees to cause all shares of Response Common Stock, and all interests therein, which are owned of record or beneficially by other persons or entities on the date hereof or are hereafter acquired by them, but as to which the Shareholder has directly or indirectly (including without limitation through entities or relationships which are controlled by the Shareholder) the power to control the disposition or investment, not to be sold, conveyed, transferred or otherwise disposed of.

         5. Termination. This Voting Agreement and all rights and obligations hereunder shall terminate and be null and void from and after the earliest of
(a) payment in full of all prinicipal of and interest on the Note, (b) the date upon which the Recapitalization Plan is consummated, and (c) December 31, 1997.

         6. Miscellaneous. This Voting Agreement shall be a contract made under, governed by and construed in accordance with the internal laws (without giving effect to the conflict of law rules, of the State of Tennessee). Any provision of this Voting Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction, it being the intent of the parties hereto that the remaining provisions hereof or thereof shall be construed in such a manner as to give maximum meaning and effect thereto as if the invalid or unenforceable provision were not a part of this Voting Agreement. This Voting Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns and shall inure to the benefit of such parties and their respective heirs, personal representatives, successors and assigns. This Voting Agreement may be executed in multiple counterparts and by the parties hereto on separate, identical counterparts; each shall be considered an original, but all of which shall constitute one single agreement. Seafield shall have the right to assign and transfer any and all of its rights and privileges pursuant to this Voting Agreement, which assignment may be in whole or in part and at any time and from time to time.

         IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be executed this Voting Agreement as of the date first above written.



                                       SHAREHOLDER


                                       __________________________________
                                                      (Name)
                                       __________________________________


                                       SEAFIELD CAPITAL CORPORATION


                                       By: ______________________________

                                       Name: ____________________________

                                       Title: ___________________________